EX-99.77J REVALUATION

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended April 30, 2013, the SiM Dynamic Allocation Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed Net Investment Income	Accumulated Net Realized Gain	Paid-in Capital
Diversified Income Fund	$9,798	$(9,817)	$19
Equity Income Fund	(1,430)	141,353	(139,923)

The reclassifications have no effect on net assets or net asset value per share.

For the fiscal period ended April 30, 2013, the Logan Capital Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed Net Investment Income	Accumulated Net Realized Gain	Paid-in Capital
Large Cap Growth Fund	$257	$(124)	$(133)
Long/Short Fund	13,042	(12,944)	(98)

The reclassifications have no effect on net assets or net asset value per share.

For the fiscal period ended April 30, 2013, the Kellner Merger Fund made the following permanent tax adjustments on the statement of assets and liabilities:

	Undistributed Net Investment Loss	Accumulated Net Realized Gain	Paid-in Capital
Kellner Merger Fund	$39,391	$(39,391)	$ -

The reclassifications have no effect on net assets or net asset value per share.